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Exhibit 12

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES

COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

		For the Nine Months Ended September 30,		For the Year ended December 31,
		2002		2001		2000		1999		1998		1997
		(in millions)
1.	Income from continuing operations before income taxes and cumulative effect of change in accounting principle	$271		$553		$711		$770		$838		$745
2.	Dividends from less than 50% owned subsidiary	—		—		—		—		—		—

3.	Income from continuing operations before income taxes (1+2)	$271		$553		$711		$770		$838		$745

	Fixed Charges:
4.	Interest on indebtedness	$—		$—		$—		$—		$—		$—
5.	Interest factor of annual rental expense	2		4		4		4		8		6

6.	Total fixed charges (4+5)	$2		$4		$4		$4		$8		$6

7.	Income from continuing operations before income taxes, cumulative effect of change in accounting principle and fixed charges (3+6)	$273		$557		$715		$774		$846		$751

8.	Ratio of earnings to fixed charges before dividends on redeemable preferred securities and interest credited to contractholder funds (7/6)	136.5	x	139.3	x	178.8	x	193.5	x	105.8	x	125.2	x

9.	Dividends on redeemable preferred securities	3		20		20		18		17		15

10.	Total fixed charges and dividends on redeemable preferred securities (6+9)	$5		$24		$24		$22		$25		$21

11.	Income from continuing operations before income taxes, cumulative effect of change in accounting principle, fixed charges and redeemable preferred securities (3+6+9)	$276		$577		$735		$792		$863		$766

12.	Ratio of earnings to fixed charges before interest credited to contractholder funds (11/10)	55.2	x	24.0	x	30.6	x	36.0	x	34.5	x	36.5	x

13.	Interest credited to contractholder funds	$1,263		$1,670		$1,519		$1,260		$1,190		$1,167
14.	Total fixed charges including dividends on redeemable preferred securities and interest credited to contractholder funds (10+13)	$1,268		$1,694		$1,543		$1,282		$1,215		$1,188

15.	Income from continuing operations before income taxes, cumulative effect of change in accounting principle and fixed charges, including interest credited to contractholder funds (3+14)	$1,539		$2,247		$2,254		$2,052		$2,053		$1,933

16.	Ratio of earnings to fixed charges (15/14)	1.2	x	1.3	x	1.5	x	1.6	x	1.7	x	1.6	x

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  Exhibit 12
ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO